Exhibit 99.1

Copano Energy, L.L.C.	News Release

Contacts:	Carl A. Luna, SVP and CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY NAMES JAMES E. WADE
PRESIDENT AND CHIEF OPERATING OFFICER
OF TEXAS OPERATING SEGMENT

HOUSTON, March 31, 2010 – Copano Energy, L.L.C. (Nasdaq: CPNO) today announced that James E. Wade has been appointed Senior Vice President of Copano and President and Chief Operating Officer of the Company’s Texas operating segment subsidiaries, effective April 5, 2010.  In this role, Mr. Wade will report to R. Bruce Northcutt, Copano’s President and Chief Executive Officer, and will assume Mr. Northcutt’s responsibilities for the day-to-day operating activities and business initiatives in Texas.
“Jim is an outstanding addition to our company,” said Mr. Northcutt.  “He brings to Copano a deep background in midstream management, including significant experience in business development and natural gas and natural gas liquids marketing.  His qualifications and experience make him well-suited to lead our growth initiatives in Texas, where drilling and development activity is increasing and Copano is making strategic investments to create additional value for its unitholders.  We are pleased to welcome Jim to the Copano team.”
Mr. Wade joins Copano with over 25 years of commercial business development, gas supply and marketing experience in the energy industry.  Most recently, Mr. Wade served as Vice President, Gas Supply, Marketing and Business Development for Southern Union Gas Services, a subsidiary of Southern Union Company (NYSE: SUG).  In this role, he was responsible for managing the business development group for the midstream business unit as well as managing the gas supply and natural gas and natural gas liquids marketing departments.  Previously, until it was acquired by Southern Union Gas Services in 2006, he served as Vice President of Sid Richardson Energy Services.  Mr. Wade joined Sid Richardson in 1998 and played an integral role in developing and executing a strategic plan that enabled it to grow from $150 million to $1.6 billion in midstream assets.  From 1994 to 1998, Mr. Wade served as Vice President of Aquila Gas Pipeline Corporation.  He began his career at Tenneco, where he held various roles.  Mr. Wade received a Bachelors Degree in Business Administration from the University of Texas and serves as Chairman of the Texas Pipeline Association.
Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.  Its assets include approximately 6,200 miles of active natural gas gathering and transmission pipelines, 200 miles of NGL pipelines and seven natural gas processing plants, with over one Bcf per day of combined processing capacity. For more information please visit www.copanoenergy.com.

This press release includes "forward-looking statements,” as defined by the Securities and Exchange Commission. Forward-looking statements address activities or developments that Copano believes will or may occur in the future. These statements are based on management's experience and perception of historical trends, current conditions, expected future developments and other factors management believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond Copano's control, including the volatility of prices and market demand for natural gas and natural gas liquids; Copano's ability to continue to obtain new sources of natural gas supply; the ability of key producers to continue to drill and successfully complete and attach new natural gas supplies; Copano's ability to retain its key customers; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano's filings with the Securities and Exchange Commission.